UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2025, HCW Biologics Inc. (the “Company,” “we,” “us” or “our”), entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Square Gate Capital Master Fund, LLC - Series 4 (the “Investor”), pursuant to which the Company will have the right, but not the obligation, to sell to the Investor, and the Investor will have the obligation to purchase from the Company, up to $20,000,000 (the “Maximum Commitment Amount”) worth of the Company’s shares of common stock, at the Company’s sole discretion, over the next 36 months (the “Put Shares”), subject to certain conditions precedent and other limitations. The Investor has covenanted not to cause or engage in any short sales or hedging transactions with respect to the shares of the Company’s common stock. The Maxim Group LLC acted as the Company’s exclusive Placement Agent in connection with this transaction.

Unless earlier terminated, the Equity Purchase Agreement will remain in effect until the earlier of February 18, 2028 (i.e., the expiry of the 36-month period commencing on the date of the Equity Purchase Agreement) or the date on which the Investor has purchased the Maximum Commitment Amount (the “Commitment Period”). The Company has the right to terminate the Equity Purchase Agreement at any time, subject to certain provisions as set forth in the Equity Purchase Agreement. The Investor has the right to terminate the Equity Purchase Agreement under certain provisions as set forth in the Equity Purchase Agreement, including the continued listing of the Company's common stock on an Eligible Market.

During the Commitment Period, the Company will have the right, but not the obligation, to direct the Investor to make a purchase of the Put Shares by delivering written notice to the Investor (a “Put Notice”) on any trading day (the “Put Date”) to purchase a number of Put Shares pursuant to a formula set forth in the Equity Purchase Agreement. The number of Put Shares that the Company can issue to the Investor from time to time under the Equity Purchase Agreement may not exceed 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable pursuant to a Put Notice.

The per share purchase price for the Put Shares that we elect to sell to the Investor in a Put Notice pursuant to the Equity Purchase Agreement will be equal to 98% of the lowest daily VWAP during the Valuation Period (as defined in the Equity Purchase Agreement), in the case of a Valuation Period ending on the date that is at the end of the third trading day immediately following the applicable Put Date. The Company also agreed to a $150,000 commitment fee (the “Commitment Fee”), which shall be in the form of shares of Common Stock to be issued to the Investor in accordance with the terms of the Equity Purchase Agreement.

On February 20, 2025, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to submit to the U.S. Securities and Exchange Commission (the “SEC”) an initial registration statement on Form S-1 (as amended, the “Registration Statement”) by April 6, 2025 covering the resale of the Commitment Shares, which may have been, or which may from time to time be, issued under the Equity Purchase Agreement for public resale, and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC.

The Equity Purchase Agreement and Registration Rights Agreement contain customary representations, warranties and agreements by the Company and customary conditions to the Investor’s obligation to purchase the Put Shares. Actual sales of shares of our common stock, if any, to the Investor under the Equity Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. The net proceeds to us from sales of our common stock to the Investor under the Equity Purchase Agreement, if any, will depend on the frequency and prices at which the Company sells shares to the Investor under the Equity Purchase Agreement. Any proceeds that the Company receives from sales of shares of our common stock to the Investor under the Equity Purchase Agreement will be used to advance our clinical development programs and expand our discovery, research and preclinical activities in the near term and in the future.

The foregoing description of the Equity Purchase Agreement and Registration Rights Agreement is a summary of the material terms of each such agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Equity Purchase Agreement and Registration Rights Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Equity Purchase Agreement, dated February 20, 2025, between the Company and Square Gate Master Fund - Series 4.
10.2	Registration Rights Agreement, dated February 20, 2025, between the Company and Square Gate Master Fund - Series 4.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	February 21, 2025	By:	/s/ Hing C. Wong
Hing C. Wong, Founder and Chief Executive Officer